Exhibit 10.1

ProPhase Labs, Inc.

621 N. Shady Retreat Road

Doylestown, Pa 18901

PERSONAL AND CONFIDENTIAL

September 27, 2017

Robert V. Cuddihy, Jr.

50 Shannon Hill Road

Basking Ridge, NJ 07920

Re: Employment Agreement Termination and Release Agreement

Dear Robert:

This Letter Agreement (“Agreement”) sets forth the terms and conditions of the termination of your agreement with ProPhase Labs, Inc. (the “Company”), dated April 17, 2017 (the “Employment Agreement”).

You and the Company agree that the Employment Agreement shall be terminated, and that you waive any right under the Employment Agreement to receive the benefits provided therein, effective as of the date you sign this Agreement (“Signing Date”).

AGREEMENT

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

Termination Date. The termination of your Employment Agreement is effective as of 5:00 p.m. on September 30, 2017.

Termination Payment. On the expiration of the seven day revocation period set forth below, and subject to your not having revoked this Agreement, You will be paid fifty five thousand dollars ($55,000.00) (such amount, the “Termination Payment”), which Termination Payment will be payable in a one-time lump sum payment by October 15, 2017. All applicable tax withholding and other lawful deductions will be taken from the aforementioned payments.

Salary Through Last Day of Employment. You shall be entitled to receive your regular salary and benefits, including unpaid vacation pay through your last day of employment, and you will also be entitled to receive any expense reimbursement due to you in accordance with the Company’s expense reimbursement policies and practices.

Consideration. You acknowledge: (i) the sufficiency of the consideration for this Agreement generally and specifically for the release of your claims; and (ii) that such payment is being made to you because of your agreement to fulfill the promises and to provide the releases that are stated herein.

No Other Claims. Except for the payments expressly set forth herein, no other payment or other benefits shall be made or provided by the Company to you. You acknowledge that you have no ownership of or entitlement to, nor any right to, make any claim for any additional payments, benefits, stock options (whether granted, vested or nonvested) or any other form of equity compensation or terms with respect to equity compensation, or compensation of any kind or nature whatsoever by the Company; provided that all restricted stock and option grants previously issued to you by the Company shall continue in full force and effect in accordance with their terms.

Release. In consideration for the promises made herein, you hereby irrevocably and unconditionally release and forever discharge, for yourself and for your heirs, executors, administrators, successors and assigns, the Company, its affiliates and each of their respective (i) subsidiaries, predecessors and successors, and (ii) past and present directors, officers, management committees, members, agents, employees, representatives, consultants, attorneys, shareholders, benefit plan fiduciaries and administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, “the Company Releasees”), from any and all rights, claims, charges, causes of action, liabilities, costs and damages, known or unknown, suspected or not, fixed or contingent, and in law or in equity, which you now have, or may ever have had, concerning, relating to, or arising out of, directly or indirectly, the Employment Agreement that arose at any time regarding any matter up to and including the date of this Agreement.

This Release expressly includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract or public policy and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, any claims of discrimination under federal or state or municipal or foreign law, and any claims arising under the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the National Labor Relations Act, Workers’ Compensation law, the Rehabilitation Act, the Equal Pay Act, the Pennsylvania Statutes, the Pennsylvania Code, Pennsylvania Labor Law, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, the Pennsylvania Wage Payment & Collection Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Equal Pay Act and/or any and all similar federal, state, municipal, local or foreign laws that are in any way related to employment and/or the termination thereof.

This Release applies to federal, state or local laws, civil rights laws, wage-hour, wage-payment, pension or labor laws, rules and/or regulations, constitutions, ordinances, public policy, contract or tort laws, or any claim arising under common law, or any other action based upon any conduct occurring up to and including the date you sign the Agreement.

You further acknowledge that you fully understand that you are waiving any right you may have to sue the Company Releasees for any of the claims you have released, or to receive any compensation, damages or settlement arising as a result of any action, claim, lawsuit, charge or complaint commenced by anyone else against the Company Releasees.

The provisions of any laws providing in substance that releases shall not extend to claims which are unknown or unsuspected at the time to the person executing such waiver or release are hereby expressly waived by you.

Indemnification. The Company shall indemnify, defend and hold you harmless from and against all claims, losses, damages, expense or liabilities, including expenses of defense and settlement, and advancement of defense costs as such costs are incurred, (collectively, “Indemnified Losses”) to the fullest extent allowable by law and as provided in any of the Company by-laws, charter, any indemnification agreement with you, or as otherwise agreed between the parties and under any applicable laws, where such claims or Indemnified Losses are based upon or in any way arise from or are connected with your employment or your service as an officer or director of the Company or any affiliate. To the fullest extent permitted by law, the Company shall timely advance to or on behalf of you all expenses incurred in connection with the defense of any indemnified action or claim pursuant to this paragraph. The Company shall investigate in good faith the availability and cost of directors’ and officers’ insurance and shall include you as an insured in any directors’ and officers’ insurance policy it maintains. The provisions of this paragraph shall survive any termination or expiration of this Agreement.

Legal Representation. You acknowledge and represent that you have had ample opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement, and the Company advises you to do so. You further acknowledge and represent that you are entering into this Agreement completely freely and voluntarily.

Non-Disparagement. As a material inducement to the Company to enter into this Agreement, the Company and you mutually agree that each of you will not make any (i) false, negative, critical, harmful, defamatory or disparaging comments about the one another, the Company or any of the Company Releasees or (ii) comments that could cause harm to the business of one another, the Company or any of its affiliates. This paragraph applies to comments made verbally, in writing, electronically or by any other means, including, but not limited to blogs, postings, message boards, texts, video or audio files and all other forms of communication.

Other Agreements. This Agreement supersedes your Employment Agreement, understandings, representations, negotiations, or discussions, either oral or in writing, or express or implied, between you and the Company and/or its employees, agents or representatives. This Agreement constitutes the full, complete, and exclusive agreement between you and the Company with respect to the subject matter discussed herein. For the avoidance of doubt, the parties agree that the indemnity agreement between you and the Company remains in full force and effect and is not terminated, modified or released by this Agreement. This Agreement cannot be changed unless in writing signed by both parties. Email correspondence does not constitute a writing for the purposes of this provision.

Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

Severability. In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect. However, in the event a court of competent jurisdiction finds the release and covenants provided for in this Agreement to be illegal, void or unenforceable, you agree, at the Company’s option, to execute a release, waiver and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

Governing Law. This Agreement is made and entered into in the State of Pennsylvania, and shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of Pennsylvania applicable to contracts entered into and to be performed in Pennsylvania. The parties agree that any dispute arising under this Agreement shall be determined by binding arbitration before the American Arbitration Association (“AAA”) under the AAA’s commercial arbitration rules. Such arbitration shall be conducted in New York, New York, before a single, impartial arbitrator selected by the AAA; provided, however, the parties may mutually agree after the commencement of a proceeding to hold the arbitration in another jurisdiction. In any such arbitration, the Company shall bear and shall be solely responsible for the costs and fees imposed by the AAA and the arbitrator. The parties agree to abide by all decisions and awards rendered in such proceedings. All decisions and awards rendered by the arbitrator shall be final, binding and conclusive. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the non-exclusive jurisdiction of the federal and state courts in New York and Pennsylvania for this purpose. If at the time any dispute or controversy arises with respect to this Agreement the AAA is no longer providing arbitration services, then JAMS shall be substituted for the AAA for purposes of this paragraph, and the arbitration will be conducted in accordance with the then-existing and applicable rules and procedures of JAMS.

In accordance with the Older Worker Benefit Protection Act, you may revoke your consent to this Agreement for a period of seven (7) days following your signing of this Agreement. The parties agree the revocation shall be effective only if an originally executed written notice of revocation is delivered to the headquarters of the Company on or before 5 p.m. on the seventh day after the date you execute this Agreement. This Agreement does not become effective or enforceable until this seven-day revocation period has expired.

The Company’s offer regarding the Termination Payment will expire as follows: the Company will not pay to you the Termination Payment or provide you with any other benefit based upon this Agreement which is not signed by you and physically delivered to the Company, or postmarked, by twenty-one (21) days from the date of this letter.

Kindly indicate your acceptance of this Agreement by signing a copy of this letter and returning it to me.

Sincerely,

/s/ Ted Karkus
Ted Karkus

ACKNOWLEDGED AND AGREED:

/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.

Dated: September 27, 2017